UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
______________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 10, 2024

10x Genomics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39035	45-5614458
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6230 Stoneridge Mall Road
Pleasanton, California 94588
(925) 401-7300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
___________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.00001 per share	TXG	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2024, upon the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors of 10x Genomics, Inc. (the “Company”) appointed Sarah A. Teichmann to the Board of Directors as a Class II director effective immediately with a term expiring at the Company's 2027 annual meeting of stockholders or until her successor is duly elected and qualified or until her earlier death, resignation, disqualification or removal.

Dr. Teichmann has served as the Chair in Stem Cell Medicine at the University of Cambridge’s Stem Cell Institute and Department of Medicine since April 2024 and as Senior Research Fellow at the University of Cambridge’s Churchill College since October 2016, having previously served as Junior Research Fellow and then Teaching Fellow and Director of Studies at the University of Cambridge’s Trinity College from 1999 to 2015 and Director of Research in the University of Cambridge’s Cavendish Laboratory (Physics Department) from 2013 to April 2024. Dr. Teichmann has served as co-chair of the Human Cell Atlas (HCA) Organizing Committee since co-founding the HCA, an initiative to describe all cell types in the human body, in October 2016 and has served as co-chair of the board of directors of Human Cell Atlas, Inc., a nonprofit 501(c)(3) organization which supports the HCA, since April 2020. Additionally, Dr. Teichmann has served as Vice President, Translational Research, Respiratory & Immunology at Glaxo Smith Kline plc, a multinational pharmaceutical company, since January 2024, and as a co-founder, consultant, Chief Scientific Officer and board member of EnsoCell Therapeutics, a private drug discovery company using spatial genomics, artificial intelligence and machine learning methods, since September 2023. From February 2016 to December 2023, she served as Head of Cellular Genetics at the Wellcome Sanger Institute, where she also served as Senior Group Leader from February 2013 to April 2024 and as a member of the executive board from February 2016 to December 2023. From February 2013 to January 2016, she served as Research Group Leader at the European Molecular Biology Laboratory’s (EMBL) European Bioinformatics Institute. From October 2001 to January 2013, she served as Programme Leader at the Medical Research Council’s (MRC) Laboratory of Molecular Biology in Cambridge. Dr. Teichmann was a Beit Memorial Fellow at University College London from January 2000 to September 2001. She is a European Molecular Biology Organization (EMBO) member and a Fellow of the Academy of Medical Sciences and Royal Society, as well as a Fellow of the International Society of Computational Biology. Dr. Teichmann received a Ph.D. in Computational Genomics, as well as a B.A. and M.A. in Natural Sciences (Biochemistry), from the University of Cambridge.

The Company believes Dr. Teichmann is qualified to serve on the Board of Directors because of her extensive academic training, significant contributions to the field of genomics and her many years of experience in leadership roles at prominent research institutions.

Dr. Teichmann will receive compensation as a non–employee director in accordance with the Company’s Non–Employee Director Compensation Policy, which provides that Dr. Teichmann will receive:

•an annual cash retainer of $55,000 for her service on the Board of Directors;
•a one-time grant of restricted stock units having a target value equal to $400,000 to be granted on August 30, 2024, which will vest as to one third of such grant on November 21, 2025 and thereafter in equal quarterly installments for the following two years, subject to her continued service through each vesting date; and
•an annual grant of restricted stock units having a target value equal to $215,000 to be granted on the date of the Company's annual meeting of stockholders, which will vest as to one fourth of such grant on the first to occur, on or following the date of the annual meeting on which such annual award is granted, of February 21, May 21, August 21 or November 21 following the date of such annual meeting and thereafter in equal quarterly installments, subject to her continued service through each vesting date.

In accordance with the Company's Non-Employee Director Compensation Policy, Dr. Teichmann shall also be eligible to receive certain additional annual cash retainers in the event she serves as a member or chair of one or more committees of the Board of Directors.

Dr. Teichmann, in connection with her appointment to the Board of Directors, has entered into the Company’s standard indemnification agreement, the form of which has been filed as Exhibit 10.17 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-233361) filed with the Securities and Exchange Commission on September 3, 2019.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

10x Genomics, Inc.

	By:	/s/ Eric S. Whitaker
	Name:	Eric S. Whitaker
	Title:	Chief Legal Officer

Date: July 11, 2024